UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 1, 2007

Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)
(276) 326-9000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
As disclosed in its September 28, 2007, press release, First Community Bancshares, Inc. (the “Company”) acquired GreenPoint Insurance Group, a High Point, North Carolina, insurance agency in a stock transaction pursuant to a stock purchase agreement.
The stock purchase agreement provides for the purchase of all GreenPoint Insurance Group outstanding stock for an aggregate purchase price of between $1.75 million and $2.92 million. Shares of the Company’s common stock with a value of $1.47 million were issued at closing to the former owners (49,088 shares), and, based on the attainment of specified minimum targeted gross revenues during each of the next five years, the former owners may receive additional shares of the Company’s common stock valued at $52 thousand, $55 thousand, $57 thousand, $59 thousand, and $61 thousand if such targets are achieved. In addition, there is also the potential for additional payments in the Company’s common stock or cash to the former owners if certain minimum pre-tax targeted earnings levels are achieved during the next five years of approximately $214 thousand, $226 thousand, $234 thousand, $242 thousand, and $251 thousand.
First Community Bancshares, Inc. assumed approximately $5.57 million in debt associated with GreenPoint Insurance Group, of which approximately $5.00 million was paid off at closing.
In connection with the transaction, GreenPoint Insurance Group entered into an employment agreement with Shawn C. Cummings, pursuant to which he remains President of GreenPoint Insurance Group.
Item 9.01 Financial Statements and Exhibits
(d) The following exhibit is included with this report:

Exhibit No.	Exhibit Description

99.1	Press Release dated September 28, 2007

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date: October 1, 2007	By:	/s/ David D. Brown

David D. Brown Chief Financial Officer